STAAR SURGICAL REPORTS FOURTH QUARTER AND YEAR END RESULTS
Total Fourth Quarter International Sales Grow 15% Year-Over-Year
37% Increase in Refractive Sales
Gross Profit Margin Continues to Improve
Company Expands Initiatives to Reduce Operating Costs in U.S.

MONROVIA, CA, March 6, 2008 — STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported financial results for its fourth quarter and full fiscal year ended December 28, 2007. In addition, the Company reported on cost reduction initiatives implemented to date as well as cost reduction goals for 2008.

Total product sales for the fourth quarter of 2007 were $15,885,000, an increase of 3% compared with $15,440,000 reported for the same period of 2006. The year-over-year increase in sales during the fourth quarter of 2007 was the result of increased international sales, which grew 15% compared with the fourth quarter of 2006. Total fourth quarter refractive product sales grew 26% compared to the fourth quarter of 2006, while total cataract product sales declined 4% compared with the same quarter of 2006. The favorable impact of changes in currency on fourth quarter 2007 sales was approximately $754,000. Gross margin improved to 50% compared to 42% in the fourth quarter of 2006. The net loss for the fourth quarter of 2007 was $4.3 million, or $0.15 per share compared to a net loss of $5.7 million, or $0.22 per share for the fourth quarter of 2006.

“During the fourth quarter, we began to realize the benefit of our cost reduction initiatives of the third quarter and identified incremental reductions for 2008,” said Barry G. Caldwell, President and CEO of STAAR Surgical. “In addition, we announced the completion of the acquisition of all other shareholders’ interests in our Japanese joint venture, Canon Staar Co., Inc. This transaction, combined with the approval last week to market the Toric ICL and Hyperopic ICL in China, position us for accelerated international revenue growth during 2008.”

“Our work to identify and implement cost reductions to improve profitability within our U.S. operations has been extensive. Beginning in early December, we began a process to closely rationalize and evaluate our spending levels of 2007. Our evaluation has identified opportunities that we expect to yield approximately $3 million in annualized cost savings. These initiatives include streamlining our U.S. organization by reducing spending levels in all areas of the business, renegotiating or eliminating certain obligations, and eliminating all executive bonus opportunities until we show positive trends toward achieving profitability. We have a taskforce comprised of senior management working together to identify and implement during 2008 an additional $2 million to $3 million in global cost reduction initiatives. Combined, these efforts would allow us to reduce our cash burn and position the Company for profitability,” said Mr. Caldwell.

For the full year of 2007, total product sales were $59,363,000 compared to $56,951,000, an increase of 4%. The increase in sales during the full year of 2007 was also led by strong international product sales, which grew 15% during this period and a 24% increase in global refractive product sales. The favorable impact of changes in currency on sales in the full year of 2007 was approximately $2,216,000. Total U.S. sales for 2007 were $19,721,000, down 13% compared with $22,778,000 for 2006. U.S. refractive sales for 2007 were $4,348,000 million compared with $4,538,000 million for 2006.

International sales for the fourth quarter of 2007 were $11,156,000, up 15% compared with $9,742,000 reported in the same period of last year. Fourth quarter international refractive sales were $3,666,000, up 37% compared with the fourth quarter of 2006. Fourth quarter cataract sales were $7,389,000, up 6% compared with the fourth quarter of 2006. International sales for the full year of 2007 were $39,642,000, up 16% compared with the same period of 2006.

Total U.S. sales for the fourth quarter of 2007 were $4,730,000, down 17% compared with the same quarter of 2006. Fourth quarter U.S. refractive sales were $1,072,000, down 3% compared with $1,106,000 for the fourth quarter of 2006. Fourth quarter U.S. cataract sales were $3,615,000, down 20% compared with the same quarter of 2006. “There is no doubt that in 2007 we suffered from the distribution issues surrounding the change in the management of our independent sales team,” continued Mr. Caldwell. We believe that we are making progress with new direct management and open communication with the selling team. The changes to the refractive selling model, implemented during the fourth quarter, appear to have contributed to the U.S. refractive sales growth we have experienced during the first two months of 2008. Continuing this trend for the remainder of 2008 is a key goal of our management team.”

Selling, general, and administrative expenses for the fourth quarter of 2007 were $11,594,000, up 4% from $11,153,000 in expenses reported for the fourth quarter of 2006. This increase is due to costs associated with increased legal fees, and non-cash expenses related to executive management changes, partially offset by a 10% decrease in R&D costs compared to the fourth quarter of 2006 due to lower patent legal costs.

STAAR exited the fourth quarter with approximately $10,895,000 in cash and cash equivalents compared with $7,758,000 at the end of the fourth quarter of 2006. Cash used in operating activities during the fourth quarter and year to date periods were approximately $2.9 million and $11.4 million, respectively. The increase in cash used in operating activities for both periods resulted from decreased cataract product sales in the U.S. resulting in reduced cash receipts. For the full year 2007, cash used in operating activities was also impacted by the approximately $1 million in costs associated with the Domilens investigation. During the fourth quarter, the Company entered into a $5 million loan arrangement with Broadwood Partners, L.P. to finance the cash costs associated with the Canon Staar transaction. In addition, $972,000 was used to repay a note payable to the former minority shareholders of our Australian subsidiary in connection with STAAR’s acquisition of the minority shareholders’ 20% interest.

Conference Call
The Company will host a conference call and webcast on Thursday, March 6, 2008 at 5:00 p.m. Eastern Time to discuss the Company’s third quarter and current corporate developments. The dial-in number for the conference call is 800-257-7063 for domestic participants and 303-262-2131 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11108654#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 40 countries. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding benefits expected from our acquisition of the other shareholders’ interests in our Japanese joint venture, Canon Staar Co., Inc.; expectations for success of the ICL, TICL or other products in the U.S., China or other international markets, progress in our U.S. distribution channel , any statements regarding future performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of fully integrating STAAR Japan into our business and managing our other foreign subsidiaries, the challenge of restructuring our domestic sales organization, marketing model and developing a direct sales targeted at the refractive market, our ability to address FDA concerns over the clinical study for the Toric ICL and to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, and the willingness of surgeons and patients to adopt a new product and procedure STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:	Investors EVC Group Douglas Sherk, 415-896-6820 Matthew Selinger, 415-896-6817	Media EVC Group Steve DiMattia 646-201-5445

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000’s except for per share data)
Unaudited

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2007	2006	2007	2006
Sales	$15,885	$15,440	$59,363	$56,951
Cost of goods sold	7,921	8,942	30,097	30,801

Gross profit	7,964	6,498	29,266	26,150

General and administrative	3,370	2,756	12,951	10,891
Marketing and selling	6,500	6,502	23,723	22,112
Research and development	1,724	1,895	6,711	7,080
Other charges	0	0	0	(331)

Total selling, general and administrative expenses:	11,594	11,153	43,385	39,752

Operating loss	(3,630)	(4,655)	(14,119)	(13,602)

Other (expense) income, net	(157)	(4)	(1,037)	95

Loss before income taxes	(3,787)	(4,659)	(15,156)	(13,507)
Income tax provision	504	1,016	843	1,537
Minority interest	0	0	0	0

Net loss	$(4,291)	$(5,675)	$(15,999)	$(15,044)

Basic and diluted loss per share	$(0.15)	$(0.22)	$(0.57)	$(0.60)

Weighted average shares outstanding	29,388	25,584	28,121	25,227

STAAR Surgical Company

Global Sales

(in 000’s)

Unaudited

Geographic Sales	Three Months Ended			Year Ended
	December 28,	December 29,		December 28,	December 29,
	2007	2006	% Change	2007	2006	% Change
United States	$4,730	$5,698	-17.0%	$19,721	$22,778	-13.4%
Germany	6,260	5,644	10.9%	23,731	21,135	12.3%
Other	4,895	4,098	19.4%	15,911	13,038	22.0%
Total Sales	$15,885	$15,440	2.9%	$59,363	$56,951	4.2%

Product Sales
Cataract
IOLs	$5,816	$6,852	-15.1%	$23,380	$25,861	-9.6%
Other Cataract	5,188	4,641	11.8%	19,580	17,715	10.5%

Total Cataract	11,004	11,493	-4.3%	42,960	43,576	-1.4%

Refractive
ICL/TICL	4,639	3,656	26.9%	15,368	12,094	27.1%
Other Refractive	99	117	-15.4%	429	604	-29.0%

Total Refractive	4,738	3,773	25.6%	15,797	12,698	24.4%

Glaucoma	143	174	-17.8%	606	677	-10.5%
Total Sales	$15,885	$15,440	2.9%	$59,363	$56,951	4.2%

STAAR Surgical Company

Condensed Consolidated Balance Sheet

(in 000’s)

Unaudited

	Year Ended
	December 28,	December 29,
	2007	2006
Cash, cash equivalents, and short-term investments	$11,045	$7,908
Accounts receivable, net	6,898	6,524
Inventories, net	12,741	12,939
Prepaids, deposits, and other current assets	5,994	1,923
Total current assets	36,678	29,294

Investment in joint venture	—	397
Property, plant, and equipment, net	5,772	5,846
Patents and licenses, net	3,959	4,439
Goodwill, net	7,534	7,534
Other assets	236	260

Total assets	$54,179	$47,770

Notes payable	$4,166	$1,802
Accounts payable	4,823	5,055
Other current liabilities	6,465	8,074

Total current liabilities	15,454	14,931

Other-long term liabilities	2,500	1,079

Total liabilities	17,954	16,010

Stockholders’ equity — net	36,225	31,760

Total liabilities and equity	$54,179	$47,770

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000’s)
Unaudited

	Year Ended
	December 28,	December 29,
	2007	2006
Restated
Cash flows from operating activities:
Net loss	$(15,999)	$(15,044)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation of property, plant and
equipment	2,001	1,889
Amortization of intangibles	481	481
Loss on disposal of fixed assets	307	190
Equity in operations of joint venture	280	(114)
Stock-based compensation	1,581	1,856
Loss on extinguishment of debt	215	—
Fair value adjustment of warrant	(182)	—
Amortization of discount	17	—
Note receivable reserve	—	(331)
Deferred income taxes	493	179
Other	32	(44)
Change in pension accounting	179	—
Changes in working capital:
Accounts receivable	(210)	(1,233)
Inventories	861	2,502
Prepaids, deposits and other current assets	330	(7)
Accounts payable	(834)	926
Other current liabilities	(933)	681
Net cash used in operating activities	(11,381)	(8,069)

Cash flows from investing activities:
Acquisition of property, plant and
equipment	(691)	(786)
Acquisition of minority interest in
subsidiary	(972)	—
Acquisition of equity interest in Canon
Staar	(4,000)	—
Sale of property and equipment	72	—
Dividends received from joint venture	117	—
Purchase of short-term investments	—	(193)
Sale of short-term investments	—	43
Decrease (increase) in other assets	24	(105)
Proceeds from notes receivable and other	—	1,181
Net cash (used in) provided by investing
activities	(5,450)	140

Cash flows from financing activities:
Net (payments) borrowings under notes
payable and long term debt	5,000	(95)
Net (payments) borrowings under line of
credit	(1,798)	—
Repayment of lease lines of credit	(692)	—
Net proceeds from private placement	16,613	—
Proceeds from the exercise of stock options	584	2,890
Net cash provided by financing activities	19,707	2,795

Effect of exchange rate changes on cash and cash equivalents	261	184

Increase (decrease) in cash and cash equivalents	3,137	(4,950)
Cash and cash equivalents, at beginning of the period	7,758	12,708
Cash and cash equivalents, at end of the period	$10,895	$7,758